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                                   Schedule 2

                                                               November 13, 2006

                    Central Hudson Gas & Electric Corporation

                                   $85,000,000

                           Medium-Term Notes, Series E

                Pricing Supplement No. 4, Dated November 13, 2006

Principal Amount: $ 27,000,000
        J.P. Morgan Securities Inc.                    $ 9,000,000
        Citigroup Global Markets Inc.                  $ 9,000,000
        KeyBanc Capital Markets,
        a division of McDonald Investments Inc.        $ 9,000,000
                                                       -----------
                                     Total             $27,000,000

Issue Price: 100%

Settlement Date (Original Issue Date): November 17, 2006

Maturity Date (Stated Maturity): November 17, 2031

Type of Note:

|X| Fixed Rate Note
|_| Zero Coupon Note

Form:

|X| Book-Entry
|_| Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No: 15361G AP0

Interest Rate: 5.764% per annum

Interest Payment Dates: March 1 and September 1, and at maturity

Record Dates: February 15 and August 15

Initial Interest Payment Date: March 1, 2007

Redemption Terms (at option of the issuer):

|X| Not redeemable prior to Stated Maturity


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|_| Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):

|X| Not repayable prior to Stated Maturity

|_| Repayable in accordance with the following terms:

Sinking Fund Provisions:

|X| None

|_| Applicable in accordance with the following terms:

Agents:
      J.P. Morgan Securities Inc.
      Citigroup Global Markets Inc.
      KeyBanc Capital Markets,
      a division of McDonald Investments Inc.

Agent acting in capacity indicated below:

|X| As Agents

|_| As Principals

The notes are being offered at the Issue Price set forth above.

Agents' Commissions (based on amounts placed) as follows:

      J.P. Morgan Securities Inc.                 $67,500.00 (.0075%)
      Citigroup Global Markets Inc.               $67,500.00 (.0075%)
      KeyBanc Capital Markets,
      a division of McDonald Investments Inc.     $67,500.00 (.0075%)

Net proceeds to issuer (before expenses): $26,797,500

Additional Terms: None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.